Exhibit 6.2

CALLED HIGHER STUDIOS, INC.

RESTRICTED STOCK PURCHASE AGREEMENT

This Restricted Stock Purchase Agreement (this “Agreement”) is made as of July 25, 2019 by and between Called Higher Studios, Inc., a Delaware corporation (the “Company”), and Global Development Alpha, LLC (“Purchaser”).

1. Sale of Stock. Subject to the terms and conditions of this Agreement, on the Purchase Date (as defined below) the Company will issue and sell to Purchaser, and Purchaser agrees to purchase from the Company, 1,500,000 shares of the Company’s Class B Voting Common Stock (the “Shares”) at a purchase price of $0.017 per Share (the “Purchase Price”) for a total purchase price of $25,000 (“Aggregate Purchase Price”). The term “Shares” refers to all of the shares purchased hereunder and all securities received in connection with the Shares pursuant to stock dividends or splits, all securities received in replacement of the Shares in a recapitalization, merger, reorganization, exchange or the like, and all new, substituted or additional securities or other property to which Purchaser is entitled by reason of Purchaser’s ownership of the Shares.

2. Purchase; Assignment of IP and Other Assets. The purchase and sale of the Shares under this Agreement will occur simultaneously with the execution and delivery of this Agreement by the parties or on such other date as the Company and Purchaser shall agree (the “Purchase Date”). On the Purchase Date: (i) the Purchaser will deliver the Aggregate Purchase Price to the Company by wire transfer, check, cash or any other method of payment permissible under applicable law and approved by the Company’s board of directors; and (ii) the Company will enter such Shares in Purchaser’s name as of such date in the books and records of the Company or, if applicable, will deliver the Shares to a duly authorized transfer agent of the Company.

As consideration for the Company’s agreement to sell the Shares, the Purchaser hereby sells, transfers, assigns and conveys, to the Company, and its successors and assigns, the Purchaser’s entire right, title and interest in and to the Technology, all Derivatives, all Intellectual Property Rights, all Embodiments and Business Assets, collectively (as each capitalized term is hereafter defined), except for the inventions, technology, concepts, processes, works of authorship, software, patents, trade secrets, any other items (including any applications or registrations for the any of the foregoing and any improvements and modification of any other foregoing) identified in Exhibit C (“Excluded IP”). “Technology” means, except to the extent related to the Excluded IP, all inventions, technology, ideas, concepts, processes, business plans, documentation, financial projections, models and any other items, authored, conceived, invented, developed or designed by the Purchaser relating to the technology or business of the Company that is not otherwise owned by the Company. “Derivative” means, except to the extent related to the Excluded IP: (i) any derivative work of the Technology (as defined in Section 101 of the U.S. Copyright Act); (ii) all improvements, modifications, alterations, adaptations, enhancements and new versions of the Technology, except to the extent related to the Excluded IP (the “Technology Derivatives”); and (iii) all technology, inventions, products or other items that, directly or indirectly, incorporate, or are derived from, any part of the Technology or any Technology Derivative, except to the extent related to the Excluded IP. “Intellectual Property Rights” means, collectively, all worldwide patents, patent applications, patent rights, copyrights, copyright registrations, moral rights, trade names, trademarks, service marks, domain names and registrations and/or applications for all of the foregoing, trade secrets, know-how, mask work rights, rights in trade dress and packaging, goodwill and all other intellectual property rights and proprietary rights relating in any way to the Technology, any Derivative or any Embodiment, except to the extent relating to the Excluded IP, whether arising under the laws of the United States of America or the laws of any other state, country or jurisdiction. “Embodiment” means, except to the extent relating to the Excluded IP, all documentation, drafts, papers, designs, schematics, diagrams, models, prototypes, source and object code (in any form or format and for all hardware platforms), computer-stored data, diskettes, manuscripts and other items describing all or any part of the Technology, any Derivative, any Intellectual Property Rights or any information related thereto or in which all of any part of the Technology, any Derivative, any Intellectual Property Right or such information is set forth, embodied, recorded or stored. “Business Assets” means, except to the extent related to the Excluded IP, all business and marketing plans, worldwide marketing rights, software, customer and supplier lists, price lists, mailing lists, customer and supplier records and other confidential or proprietary information relating to the Technology, as well as all computers, office equipment and other tangible personal property owned (i.e., not leased) by Purchaser immediately prior to the execution and delivery of this Agreement and primarily used in or otherwise primarily related to the Business.

3. Limitations on Transfer. Purchaser will not assign, encumber or dispose of any interest in the Shares while the Shares are subject to the Company’s Repurchase Option (as defined below). After any Shares have been released from the Repurchase Option, Purchaser shall not assign, encumber or dispose of any interest in such Shares except in compliance with the provisions below and applicable securities laws.

(a) Repurchase Option; Vesting

(i) In the event of the voluntary or involuntary termination of Purchaser’s Continuous Service Status (as defined below) for any reason (including death or Disability (as defined below)), with or without cause, the Company shall upon the date of such termination (the “Termination Date”) have an irrevocable, exclusive option (the “Repurchase Option”) for a period of two months from such date to repurchase all or any portion of the Unvested Shares (as defined below) held by Purchaser as of the Termination Date at a per share price equal to the Purchase Price (adjusted for any stock splits, stock dividends and the like) specified in Section 1. As used in this Agreement, “Unvested Shares” means Shares that have not yet been released from the Repurchase Option.

(ii) Unless the Company notifies Purchaser within two months from the Termination Date that it does not intend to exercise its Repurchase Option with respect to some or all of the Unvested Shares, the Repurchase Option shall be deemed automatically exercised by the Company as of the end of such two-month period following such Termination Date, provided that the Company may notify Purchaser that it is exercising its Repurchase Option as of a date prior to the end of such two-month period. Unless Purchaser is otherwise notified by the Company pursuant to the preceding sentence that the Company does not intend to exercise its Repurchase Option as to some or all of the Unvested Shares to which it applies at the time of termination, execution of this Agreement by Purchaser constitutes written notice to Purchaser of the Company’s intention to exercise its Repurchase Option with respect to all Unvested Shares to which such Repurchase Option applies. The Company, at its choice, may satisfy its payment obligation to Purchaser with respect to exercise of the Repurchase Option by either (A) delivering a check to Purchaser in the amount of the purchase price for the Unvested Shares being repurchased, or (B) in the event Purchaser is indebted to the Company, canceling an amount of such indebtedness equal to the purchase price for the Unvested Shares being repurchased, or (C) by a combination of (A) and (B) so that the combined payment and cancellation of indebtedness equals such purchase price. In the event of any deemed automatic exercise of the Repurchase Option pursuant to this Section 3(a)(ii) in which Purchaser is indebted to the Company, such indebtedness equal to the purchase price of the Unvested Shares being repurchased shall be deemed automatically canceled as of the end of the two-month period following the Termination Date unless the Company otherwise satisfies its payment obligations. As a result of any repurchase of Unvested Shares pursuant to this Section 3(a), the Company shall become the legal and beneficial owner of the Unvested Shares being repurchased and shall have all rights and interest therein or related thereto, and the Company shall have the right to transfer to its own name the number of Unvested Shares being repurchased by the Company, without further action by Purchaser.

(iii) 0 of the Common Stock Shares shall initially be subject to the Repurchase Option (the “Vesting Shares”). The Vesting Shares, if any, shall be released from the Repurchase Option as hereafter described in this Section 3(a)(iii) and in Section 3(a)(iv), provided, however, that such scheduled releases from the Repurchase Option shall immediately cease as of the Termination Date. Fractional shares shall be rounded to the nearest whole share.

(iv) Notwithstanding the foregoing, if Purchaser is terminated without Cause (as defined below) by the Company (or a successor, if appropriate) in connection with or within 12 month(s) following the consummation of a Change of Control (as defined below), then the vesting of the Unvested Shares shall accelerate such that the Repurchase Option in Section 3(a) shall lapse as to 100% of the Unvested Shares. The lapse of repurchase rights provided for in the previous sentence shall occur immediately prior to the Termination Date. In the case of a sale of all or substantially all of the Company’s assets other than to an Excluded Entity (as defined below), if the acquirer of the Company’s assets does not agree to assume this Agreement, or to substitute an equivalent award or right for this Agreement, and Purchaser transfers his employment to such acquirer in connection with such asset sale transaction, then any acceleration of vesting that would otherwise occur upon Purchaser’s termination shall occur immediately prior to, and contingent upon, the consummation of such asset sale transaction. As used in this Agreement, “Change of Control” means (1) a sale of all or substantially all of the Company’s assets other than to an Excluded Entity, (2) a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, limited liability company or other entity other than an Excluded Entity, or (3) the consummation of a transaction, or series of related transactions, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of all of the Company’s then outstanding voting securities. Notwithstanding the foregoing, a transaction shall not constitute a Change of Control if its purpose is to (A) change the jurisdiction of the Company’s incorporation, (B) create a holding company that will be owned in substantially the same proportions by the persons who hold the Company’s securities immediately before such transaction, or (C) obtain funding for the Company in a financing that is approved by the Company’s Board of Directors. An “Excluded Entity” means a corporation, limited liability company or other entity of which the holders of voting capital stock of the Company outstanding immediately prior to such transaction are the direct or indirect holders of voting securities representing at least a majority of the votes entitled to be cast by all of such corporation’s, limited liability company’s or other entity’s voting securities outstanding immediately after such transaction. As used in this Agreement, “Cause” for the Company (or a successor, if appropriate) to terminate Purchaser’s employment shall exist under the following conditions (I) Purchaser’s willful and continued failure to substantially perform Purchaser’s duties to the Company after there has been delivered to Purchaser by the Company’s Board of Directors a written demand for substantial performance and opportunity to cure which sets forth in detail the specific respects in which the Company’s Board of Directors believes that Purchaser has not substantially performed Purchaser’s duties; (II) Purchaser having committed willful fraud, willful misconduct, dishonesty or other intentional action in any such case which is materially injurious to the Company; (III) Purchaser’s having been convicted of, or having plead guilty or nolo contendere to, a felony or crime of moral turpitude in either such case which results in material harm to the standing or reputation of the Company; or (IV) Purchaser’s material breach of any material written agreement between Purchaser and the Company (including without limitation Purchaser’s Confidential Information and Invention Assignment Agreement with the Company) and Purchaser’s failure to cure such breach within 30 days after receiving written notice thereof. For purposes of clarity, a termination without “Cause” does not include any termination that occurs as a result of Purchaser’s death or Disability. The determination as to whether Purchaser’s Continuous Service Status has been terminated for Cause shall be made in good faith by the Company and shall be final and binding on Purchaser. The foregoing definition does not in any way limit the Company’s ability to terminate Purchaser’s employment or consulting relationship at any time, and the term “Company” will be interpreted to include any Subsidiary, Parent, Affiliate, or any successor thereto, if appropriate. If Purchaser is a Director but not an Employee or Consultant of the Company (or a successor, if appropriate) at the time of consummation of the Change of Control and Purchaser is removed from, or is not reelected to, the Board of Directors of the Company (or a successor, as appropriate) in connection with or within 12 month(s) following the consummation of a Change of Control, the vesting of any Unvested Shares shall accelerate such that the Repurchase Option shall lapse to the same extent as if Purchaser had been terminated without Cause as described above.

(b) Right of First Refusal. Before any Shares held by Purchaser or any transferee of Purchaser (either being sometimes referred to herein as the “Holder”) may be sold or otherwise transferred (including transfer by gift or operation of law), the Company or its assignee(s) shall have a right of first refusal to purchase the Shares on the terms and conditions set forth in this Section 3(b) (the “Right of First Refusal”).

(i) Notice of Proposed Transfer. The Holder of the Shares shall deliver to the Company a written notice (the “Notice”) stating: (A) the Holder’s bona fide intention to sell or otherwise transfer such Shares; (B) the name of each proposed purchaser or other transferee (“Proposed Transferee”); (C) the number of Shares to be transferred to each Proposed Transferee; and (D) the terms and conditions of each proposed sale or transfer, including (without limitation) the purchase price for such Shares (the “Transfer Purchase Price”). The Holder shall offer the Shares at the Transfer Purchase Price and upon the same terms (or terms as similar as reasonably possible) to the Company or its assignee(s).

(ii) Exercise of Right of First Refusal. At any time within 30 days after receipt of the Notice, the Company and/or its assignee(s) may, by giving written notice to the Holder, elect to purchase any or all of the Shares proposed to be transferred to any one or more of the Proposed Transferees, at the Transfer Purchase Price, provided that if the Transfer Purchase Price consists of no legal consideration (as, for example, in the case of a transfer by gift), the purchase price will be the fair market value of the Shares as determined in good faith by the Company’s Board of Directors. If the Transfer Purchase Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Company’s Board of Directors in good faith.

(iii) Payment. Payment of the Transfer Purchase Price shall be made, at the election of the Company or its assignee(s), in cash (by check), by cancellation of all or a portion of any outstanding indebtedness, or by any combination thereof within 60 days after receipt of the Notice or in the manner and at the times set forth in the Notice.

(iv) Holder’s Right to Transfer. If any of the Shares proposed in the Notice to be transferred to a given Proposed Transferee are not purchased by the Company and/or its assignee(s) as provided in this Section 3(b), then the Holder may sell or otherwise transfer any unpurchased Shares to that Proposed Transferee at the Transfer Purchase Price or at a higher price, provided that such sale or other transfer is consummated within 120 days after the date of the Notice and provided further that any such sale or other transfer is effected in accordance with any applicable securities laws and the Proposed Transferee agrees in writing that the provisions of this Section 3 and the waiver of statutory information rights in Section 10 shall continue to apply to the Shares in the hands of such Proposed Transferee. The Company, in consultation with its legal counsel, may require the Holder to provide an opinion of counsel evidencing compliance with applicable securities laws. If the Shares described in the Notice are not transferred to the Proposed Transferee within such period, or if the Holder proposes to change the price or other terms to make them more favorable to the Proposed Transferee, a new Notice shall be given to the Company, and the Company and/or its assignees shall again be offered the Right of First Refusal before any Shares held by the Holder may be sold or otherwise transferred.

(v) Exception for Certain Family Transfers. Anything to the contrary contained in this Section 3(b) notwithstanding, the transfer of any or all of the Shares during Purchaser’s lifetime or on Purchaser’s death by will or intestacy to Purchaser’s Immediate Family or a trust for the benefit of Purchaser or Purchaser’s Immediate Family shall be exempt from the provisions of this Section 3(b). “Immediate Family” as used in this Agreement shall mean lineal descendant or antecedent, spouse (or spouse’s antecedents), father, mother, brother or sister (or their descendants), stepchild (or their antecedents or descendants), aunt or uncle (or their antecedents or descendants), brother-in-law or sister-in-law (or their antecedents or descendants) and shall include adoptive relationships, or any person sharing Purchaser’s household (other than a tenant or an employee). In such case, the transferee or other recipient shall receive and hold the Shares so transferred subject to the provisions of this Section 3, and there shall be no further transfer of such Shares except in accordance with the terms of this Section 3.

(c) Company’s Right to Purchase upon Involuntary Transfer. In the event, at any time after the date of this Agreement, of any transfer by operation of law or other involuntary transfer (including divorce or intestate transfer upon death, but excluding transfer upon death by will (to any transferee) or a transfer to Immediate Family as set forth in Section 3(b)(v) above) of all or a portion of the Shares by the record holder thereof, the Company shall have the right to purchase any or all of the Shares transferred at the fair market value of the Shares on the date of transfer (as determined by the Company). Upon such a transfer, the Holder shall promptly notify the Secretary of the Company of such transfer. The right to purchase such Shares shall be provided to the Company for a period of 30 days following receipt by the Company of written notice from the Holder.

(d) Assignment. The right of the Company to purchase any part of the Shares may be assigned in whole or in part to any holder or holders of capital stock of the Company or other persons or organizations.

(e) Restrictions Binding on Transferees. All transferees of Shares or any interest therein will receive and hold such Shares or interest subject to the provisions of this Agreement, including, insofar as applicable, the Repurchase Option. Any sale or transfer of the Shares shall be void unless the provisions of this Agreement are satisfied.

(f) Termination of Rights. The Right of First Refusal granted the Company by Section 3(b) above and the right to repurchase the Shares in the event of an involuntary transfer granted the Company by Section 3(c) shall terminate upon ( )the first sale of Common Stock of the Company to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) (other than a registration statement relating solely to the issuance of Common Stock pursuant to a business combination or an employee incentive or benefit plan) or ( )any transfer or conversion of Shares made pursuant to a statutory merger or statutory consolidation of the Company with or into another corporation or corporations if the common stock of the surviving corporation or any direct or indirect parent corporation thereof is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(g) Lock-up Agreement. If so requested by the Company or the underwriters in connection with the initial public offering of the Company’s securities registered under the Securities Act of 1933, as amended, Purchaser shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company however or whenever acquired (except for those being registered) without the prior written consent of the Company or such underwriters, as the case may be, for 180 days from the effective date of the registration statement, plus such additional period, to the extent required by FINRA rules, up to a maximum of 216 days from the effective date of the registration statement, and Purchaser shall execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of such offering.

4. Escrow of Unvested Shares. For purposes of facilitating the enforcement of the provisions of Section 3 above, Purchaser agrees, immediately upon receipt of notice(s) of issuance or the certificate(s), as applicable, for the Shares subject to the Repurchase Option, to deliver such notice(s) of issuance or certificate(s), as applicable, together with a Stock Power in the form attached to this Agreement as Exhibit A executed by Purchaser and by Purchaser’s spouse (if required for transfer), in blank, to the Secretary of the Company, or the Secretary’s designee, to hold such notice(s) of issuance or certificate(s), as applicable, and Stock Power in escrow and to take all such actions and to effectuate all such transfers and/or releases as are in accordance with the terms of this Agreement. Purchaser hereby acknowledges that the Secretary of the Company, or the Secretary’s designee, is so appointed as the escrow holder with the foregoing authorities as a material inducement to make this Agreement and that said appointment is coupled with an interest and is accordingly irrevocable. Purchaser agrees that said escrow holder shall not be liable to any party hereof (or to any other party). The escrow holder may rely upon any letter, notice or other document executed by any signature purported to be genuine and may resign at any time. Purchaser agrees that if the Secretary of the Company, or the Secretary’s designee, resigns as escrow holder for any or no reason, the Board of Directors of the Company shall have the power to appoint a successor to serve as escrow holder pursuant to the terms of this Agreement.

5. Investment and Taxation Representations. In connection with the purchase of the Shares, Purchaser represents to the Company the following:

(a) Purchaser is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares. Purchaser is purchasing the Shares for investment for Purchaser’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act or under any applicable provision of state law. Purchaser does not have any present intention to transfer the Shares to any other person or entity.

(b) Purchaser understands that the Shares have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Purchaser’s investment intent as expressed herein.

(c) Purchaser further acknowledges and understands that the securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser further acknowledges and understands that the Company is under no obligation to register the securities.

(d) Purchaser is familiar with the provisions of Rule 144, promulgated under the Securities Act, which, in substance, permits limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer of the securities (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions. Purchaser understands that the Company provides no assurances as to whether he or she will be able to resell any or all of the Shares pursuant to Rule 144, which rule requires, among other things, that the Company be subject to the reporting requirements of the Exchange Act, that resales of securities take place only after the holder of the Shares has held the Shares for certain specified time periods, and under certain circumstances, that resales of securities be limited in volume and take place only pursuant to brokered transactions. Notwithstanding this Section 5(d), Purchaser acknowledges and agrees to the restrictions set forth in Section 5(e) below.

(e) Purchaser further understands that in the event all of the applicable requirements of Rule 144 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption will be required; and that, notwithstanding the fact that Rule 144 is not exclusive, the Staff of the Securities and Exchange Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.

(f) Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser’s purchase or disposition of the Shares. Purchaser represents that Purchaser has consulted any tax consultants Purchaser deems advisable in connection with the purchase or disposition of the Shares and that Purchaser is not relying on the Company for any tax advice.

6. Restrictive Legends and Stop-Transfer Orders

(a) Legends and Notices; Certificated and Uncertificated Shares. Any certificate or certificates representing the Shares, or notice or notices of issuance related to uncertificated Shares, shall bear the following legends or notices, as applicable (as well as any legends or notices, as applicable, required by applicable state and federal corporate and securities laws):

(i) “THE SECURITIES REPRESENTED HEREBY OR REFERENCED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(ii) “THE SHARES REPRESENTED HEREBY OR REFERENCED HEREIN MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH AND MAY BE OBTAINED FROM THE SECRETARY OF THE COMPANY AT NO CHARGE.”

(b) Stop-Transfer Notices. Purchaser agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c) Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

(d) Legend and Notice Removal. When all of the following events have occurred, the Shares then held by Purchaser will no longer be subject to the legend or notice specified in Section 6(a)(ii) and the Company will remove any stop-transfer notices associated with the transfer restrictions imposed by this Agreement:

(i) the termination of the Right of First Refusal;

(ii) the expiration or exercise in full of the Repurchase Option and the expiration or termination of the lock-up provisions of Section 3(g) (and of any agreement entered pursuant to Section 3(g)); and

(iii) the termination of the waiver of statutory information rights of Section 10.

After such time, and upon Purchaser’s request, a new notice or notices of issuance relating to uncertificated Shares not repurchased, or a new certificate or certificates representing the Shares not repurchased, shall be issued without the legend or notice specified in Section 6(a)(ii) and delivered to Purchaser.

7. No Employment Rights. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a parent, subsidiary or affiliate of the Company, to terminate Purchaser’s employment or consulting relationship, for any reason, with or without cause.

8. Section 83(b) Election. Purchaser understands that Section 83(a) of the Internal Revenue Code of 1986, as amended (the “Code”), taxes as ordinary income the difference between the amount paid for the Shares and the fair market value of the Shares as of the date any restrictions on the Shares lapse. In this context, “restriction” means the right of the Company to buy back the Shares pursuant to the Repurchase Option set forth in Section 3(a) of this Agreement. Purchaser understands that Purchaser may elect to be taxed at the time the Shares are purchased, rather than when and as the Repurchase Option expires, by filing an election under Section 83(b) (an “83(b) Election”) of the Code with the Internal Revenue Service within 30 days from the date of purchase. Even if the fair market value of the Shares at the time of the execution of this Agreement equals the amount paid for the Shares, the election must be made to avoid income under Section 83(a) in the future. Purchaser understands that failure to file such an election in a timely manner may result in adverse tax consequences for Purchaser. Purchaser further understands that an additional copy of such election form should be filed with Purchaser’s federal income tax return for the calendar year in which the date of this Agreement falls. Purchaser acknowledges that the foregoing is only a summary of the effect of United States federal income taxation with respect to purchase of the Shares hereunder, does not purport to be complete, and is not intended or written to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. Purchaser further acknowledges that the Company has directed Purchaser to seek independent advice regarding the applicable provisions of the Code, the income tax laws of any municipality, state or foreign country in which Purchaser may reside, and the tax consequences of Purchaser’s death, and Purchaser has consulted, and has been fully advised by, Purchaser’s own tax advisor regarding such tax laws and tax consequences or has knowingly chosen not to consult such a tax advisor. Purchaser further acknowledges that neither the Company nor any subsidiary or representative of the Company has made any warranty or representation to the Purchaser with respect to the tax consequences of the Purchaser’s purchase of the Shares or of the making or failure to make an 83(b) Election. Purchaser has decided to make an 83(b) Election and is submitting to the Company an executed form entitled “Election Under Section 83(b) of the Internal Revenue Code of 1986,” attached hereto as Exhibit B. THE PURCHASER (AND NOT THE COMPANY, ITS AGENTS OR ANY OTHER PERSON) SHALL BE SOLELY RESPONSIBLE FOR APPROPRIATELY FILING SUCH FORM WITH THE IRS, EVEN IF THE PURCHASER REQUESTS THE COMPANY, ITS AGENTS OR ANY OTHER PERSON MAKE THIS FILING ON THE PURCHASER’S BEHALF.

9. Certain Defined Terms

(a) “Affiliate” means an entity other than a Subsidiary which, together with the Company, is under common control of a third person or entity.

(b) “Consultant” means any person, including an advisor but not an Employee, who is engaged by the Company, or any Parent, Subsidiary or Affiliate, to render services (other than capital-raising services) and is compensated for such services, and any Director, whether compensated for such services or not.

(c) “Continuous Service Status” means the absence of any interruption or termination of service as an Employee or Consultant. Continuous Service Status as an Employee or Consultant shall not be considered interrupted or terminated in the case of: (i) Company approved sick leave; (ii) military leave; (iii) any other bona fide leave of absence approved by the Company, provided that such leave is for a period of not more than ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to a written Company policy. Also, Continuous Service Status as an Employee or Consultant shall not be considered interrupted or terminated in the case of a transfer between locations of the Company or between the Company, its Parents, Subsidiaries or Affiliates, or their respective successors, or a change in status from an Employee to a Consultant or from a Consultant to an Employee.

(d) “Director” means a member of the Board of Directors of the Company.

(e) “Disability” means “disability” within the meaning of Section 22(e)(3) of the Code.

(f) “Employee” means any person employed by the Company, or any Parent, Subsidiary or Affiliate, with the status of employment determined pursuant to such factors as are deemed appropriate by the Board of Directors of the Company in its sole discretion, subject to any requirements of applicable laws, including the Code. The payment by the Company of a director’s fee shall not be sufficient to constitute “employment” of such director by the Company or any Parent, Subsidiary or Affiliate.

(g) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(h) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

10. Waiver of Statutory Information Rights. Purchaser acknowledges and understands that, but for the waiver made herein, Purchaser would be entitled, upon written demand under oath stating the purpose thereof, to inspect for any proper purpose, and to make copies and extracts from, the Company’s stock ledger, a list of its stockholders, and its other books and records, and the books and records of subsidiaries of the Company, if any, under the circumstances and in the manner provided in Section 220 of the General Corporation Law of Delaware (any and all such rights, and any and all such other rights of Purchaser as may be provided for in Section 220, the “Inspection Rights”). In light of the foregoing, until the first sale of Common Stock of the Company to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended, Purchaser hereby unconditionally and irrevocably waives the Inspection Rights, whether such Inspection Rights would be exercised or pursued directly or indirectly pursuant to Section 220 or otherwise, and covenants and agrees never to directly or indirectly commence, voluntarily aid in any way, prosecute, assign, transfer, or cause to be commenced any claim, action, cause of action, or other proceeding to pursue or exercise the Inspection Rights. The foregoing waiver applies to the Inspection Rights of Purchaser in Purchaser’s capacity as a stockholder and shall not affect any rights of a director, in his or her capacity as such, under Section 220. The foregoing waiver shall not apply to any contractual inspection rights of Purchaser under any written agreement with the Company.

11. Miscellaneous

(a) Governing Law. The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

(b) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

(c) Amendments and Waivers. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.

(d) Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.

(e) Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in the Company’s books and records.

(f) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(g) Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

(h) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement.

(i) Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to this Agreement by electronic means. Purchaser hereby consents to receive such documents by electronic delivery and agrees to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

(j) California Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF THE SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO THE QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON THE QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

[Signature Page Follows]

The parties have executed this Restricted Stock Purchase Agreement as of the date first set forth above.

THE COMPANY:

CALLED HIGHER STUDIOS, INC.

By:	/s/ Jason Brown
Jason Brown, CEO

9042 Berry Farms Xing, Franklin TN 37064

PURCHASER:

GLOBAL DEVELOPMENT ALPHA, LLC

By:	/s/ Jason Brown
Jason Brown

9042 Berry Farms Xing, Franklin TN 37064

EXHIBIT A

STOCK POWER

FOR VALUE RECEIVED and pursuant to that certain Restricted Stock Purchase Agreement between the undersigned (“Purchaser”) and Called Higher Studios, Inc., a Delaware corporation (the “Company”), dated July 25, 2019 (the “Agreement”), Purchaser hereby sells, assigns and transfers unto the Company _________________________________ (________) shares of the Common Stock of the Company standing in Purchaser’s name on the Company’s books and represented by Certificate No. _____ or referenced in a notice of issuance and/or held in uncertificated form in the Purchaser’s Name on the books of the Company, and does hereby irrevocably constitute and appoint Jason Brown, Corporate Secretary, to transfer said stock on the books of the Company with full power of substitution in the premises. THIS ASSIGNMENT MAY ONLY BE USED AS AUTHORIZED BY THE AGREEMENT AND THE EXHIBITS THERETO.

Dated:

PURCHASER:

GLOBAL DEVELOPMENT ALPHA, LLC

By:	/s/ Jason Brown
Jason Brown

9042 Berry Farms Xing, Franklin TN 37064

Instructions: Please do not fill in any blanks other than the signature line. The purpose of this assignment is to enable the Company to exercise its repurchase option set forth in the Agreement without requiring additional signatures on the part of Purchaser.

IF YOU WISH TO MAKE A SECTION 83(B)
ELECTION, THE FILING OF SUCH ELECTION
IS YOUR RESPONSIBILITY.

THE FORM FOR MAKING THIS
SECTION 83(B) ELECTION IS ATTACHED TO
THIS AGREEMENT AS EXHIBIT B.

YOU MUST FILE THIS FORM WITHIN 30
DAYS OF PURCHASING THE SHARES.

YOU (AND NOT THE COMPANY, ANY OF ITS
AGENTS OR ANY OTHER PERSON) SHALL BE
SOLELY RESPONSIBLE FOR FILING SUCH
FORM WITH THE IRS, EVEN IF YOU
REQUEST THE COMPANY, ITS AGENTS OR
ANY OTHER PERSON TO MAKE THIS FILING
ON YOUR BEHALF AND EVEN IF THE
COMPANY, ANY OF ITS AGENTS OR ANY
OTHER PERSON HAVE PREVIOUSLY MADE
THIS FILING ON YOUR BEHALF.

The election should be filed by mailing a signed election form by certified mail, return receipt requested to the IRS Service Center where you file your tax returns. See <www.irs.gov>

EXHIBIT B

ELECTION UNDER SECTION 83(B) OF THE INTERNAL REVENUE CODE OF 1986

The undersigned taxpayer (the “Taxpayer”) hereby elects, pursuant to Section 83(b) of the Internal Revenue Code, to include in Taxpayer’s gross income, the amount of any compensation taxable to Taxpayer in connection with Taxpayer’s receipt of the property described below:

1.	The name, address, taxpayer identification number and taxable year of the undersigned are:

Name of Taxpayer:	Global Development Alpha, LLC
Name of Spouse (if applicable):	N/A
Address:	9042 Berry Farms Xing, Franklin
TN 37064

Taxpayer Identification No. of Taxpayer:	See below
Taxpayer Identification No. of Spouse (if applicable):	See below (if applicable)
Taxable Year for which this election is being made:	2019

2.	The property which is the subject of this election is: 1,500,000 shares of the Common Stock (the “Shares”) of Called Higher Studios, Inc., a Delaware corporation (the “Company”).

3.	The date on which the property was transferred is: July 25, 2019

4.	The property is subject to the following restrictions: Repurchase option at cost in favor of the Company upon termination of taxpayer’s employment or consulting relationship.

5.	The fair market value of such property at the time of transfer is (determined without regard to any restriction other than a restriction which by its terms will never lapse): $0.00.

6.	The amount (if any) paid for such property: $0.00 (paid by cash and/or property having a value at least equivalent to the value of the Shares).

Taxpayer is the person performing the services in connection with which the property was transferred.

Taxpayer will:

●	file this election with the Internal Revenue Service office with which Taxpayer’s annual income tax return is filed not later than 30 days after the date of transfer of the property

●	furnish a copy of this election to the Company for whom the services were performed
●	include a copy of this election with Taxpayer’s income tax return for the taxable year in which the property is transferred

Dated:	X

TAXPAYER:	TAXPAYER SPOUSE (IF APPLICABLE):
X	X
(Signature)	(Signature (if applicable))
X	X
(Taxpayer Identification No.)	(Taxpayer Identification No. (if applicable))

EXHIBIT C

EXCLUDED IP

None